Exhibit 10.36

[Fluor Letterhead]

December 11, 2009

Mr. P. W. B. Oosterveer

Zuidlaan 49

1862 BA Bergen

The Netherlands

Dear Peter:

It is my pleasure to inform you that I have approved a special retention award for you, which has been structured as follows:

Award Amount:                                                          $600,000 total cash award

Retention Period:                                                    December 11, 2009 through March 30, 2012

Retention Agreement:                           $200,000 or 1/3 of the award (less applicable withholding taxes) will be earned and payable if you remain continuously employed through March 30, 2010;

$200,000 or 1/3 of the award (less applicable withholding taxes) will be earned and payable if you remain continuously employed through March 30, 2011; and

$200,000 or 1/3 of the award (less applicable withholding taxes) will be earned and payable if you remain continuously employed through March 30, 2012.

In addition, for each year that an installment of this retention award is paid, PricewaterhouseCoopers (or Fluor’s current international tax provider) will provide tax preparation services at no cost to you for both your United States and The Netherlands taxes.

You will earn your retention award (a) if you remain continuously employed by the Company as stated above or (b) if your employment terminates prior to any of the earnout dates due to (i) death, (ii) permanent and total disability, (iii) a Company-initiated termination other than on a for-cause basis, or (iv) a Company initiated termination following a Change of Control.  If in the event your employment terminates prior to any earnout date for any reason other than stated above (including, without limitation, your voluntary termination or a termination for cause), then any remaining portion of the retention award will be forfeited.

For purposes hereof, the term “Change of Control” shall be deemed to have occurred if (a) a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, acquires shares of the Company having 25% or more of the votes that may be cast for the election of directors of the Company or (b) as a result of any cash tender or exchange offer, merger or other business combination, or any combination of the preceding (a “transaction”), the persons who are the directors of the Company before the transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor thereto.

You expressly agree to maintain strict confidentiality of this retention award.  You may not disclose this agreement to anyone other than your spouse or confidential financial advisor, senior management of the Company and Fluor Compensation Services.  If disclosure is made to any other person, this award shall be forfeited.

Please indicate your acknowledgment of the terms of the letter by signing in the space provided and returning the original to Compensation Services for your employee records.  You should also retain a copy for your file.

If you should have any questions, please give me a call at 469.398.7148, or Lisa Schlepp, Executive Director, Human Resources, at 469.398.7101.

Sincerely,

/s/ Alan Boeckmann

Alan Boeckmann
Chairman and Chief Executive Officer

Agreed by:

/s/ Peter W. B. Oosterveer	Jan. 12, 2010
Peter W B Oosterveer	Date

ALB: jlg